Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VACASA, INC.

FIRST:          The name of the corporation is Vacasa, Inc. (the “Corporation”).

SECOND:    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD:       The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as amended from time to time, the “DGCL”).

FOURTH:     The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred (100) shares of common stock, each having a par value of $0.01 (One Cent).

FIFTH:          The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)       The directors shall have concurrent power with the stockholders to make, adopt, alter, amend, change, add to or repeal the bylaws of the Corporation (the “Bylaws”).

(3)      The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws.  Election of directors need not be by written ballot unless the Bylaws so provide.

(4)      No director or Officer (as defined below) shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability of: (i) a director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; (iv) a director or Officer for any transaction from which the director or Officer derived an improper personal benefit; or (v) an Officer in any action by or in the right of the Corporation.  Any amendment, repeal or elimination of this Article FIFTH shall not affect its application with respect to an act or omission by a director or Officer occurring before such amendment, repeal or elimination.  If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or Officers, then the liability of a director or Officer, as applicable, shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.  All references in this Article FIFTH to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.

(5)     In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted, amended or repealed by the stockholders shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been so adopted, amended or repealed.

SIXTH:          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books and records of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

SEVENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.